Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-190411, No. 333-68454, No. 333-68452 and No. 333-175890) on Form S-8 of Landstar System, Inc. of our reports dated February 24, 2017, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 31, 2016 and December 26, 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the fiscal years ended December 31, 2016, December 26, 2015 and December 27, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Landstar System, Inc.

/s/ KPMG LLP

Jacksonville, Florida

February 24, 2017

Certified Public Accountants